CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTION 240.24b-2.

Exhibit 99.3

PRODUCT DEVELOPMENT AND INTEGRATION AGREEMENT

This Sales, Marketing, Distribution and Product Integration Agreement (the “AGREEMENT”) is made and entered into effective as of June 13, 2005 (the “EFFECTIVE DATE”), by and among Shuffle Master, Inc., a Minnesota corporation, its affiliates and each of its wholly owned subsidiaries (“SMI”) located at 1106 Palms Airport Drive, Las Vegas, Nevada 89119-3730, MIKOHN GAMING CORPORATION, a Nevada corporation doing business as Progressive Gaming International Corporation, its affiliates and each of its wholly owned subsidiaries, (“PGIC”) with a primary business address of 920 Pilot Road, Las Vegas, Nevada 89119, and IGT, its affiliates and each of its wholly owned subsidiaries, (“IGT”) located at 9295 Prototype Drive, Reno, Nevada 89510. Each of PGIC, SMI and IGT may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, PGIC and IGT have entered into a separate agreement for the development and distribution of the Intelligent Table System (hereinafter referred to as the “PGIC-IGT Agreement”);

WHEREAS, PGIC, SMI and IGT intend to enter into a relationship, the scope of which includes using complementary capabilities, technologies, and resources of the three parties for the sales, marketing, distribution, product integration, service, and support associated with Table Game Systems, Smart Tables, Table Game Bonusing, RFID, Card Recognition, Shufflers and Intelligent Shoes, and shared reporting and analysis;

WHEREAS, PGIC and IGT believe that a better Intelligent Table System can be developed that includes SMI products;

WHEREAS, SMI believes that a better Intelligent Table System can be developed that includes PGIC and IGT products;

WHEREAS, PGIC and IGT also believe that SMI has valuable intellectual property that is important to the development of the Intelligent Table System;

WHEREAS, SMI also believes that IGT and PGIC have valuable intellectual property that is important to the development of the Intelligent Table System;

WHEREAS, PGIC, SMI and IGT wish to enter into an Agreement providing the framework wherein these activities will occur, in accordance with the terms contained herein.

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IT IS THEREFORE AGREED AS FOLLOWS:

1.	Definitions: The following definitions shall have the following meanings:

a.	“Appendix (Appendices)” shall mean any attached Licensed Product Appendix mutually agreed to among PGIC, SMI and IGT and signed by all of the Parties detailing any further areas of agreement between the Parties.

b.	“Card Shufflers” shall mean a mechanical device that is associated gaming equipment (as that term is understood in the gaming industry) that shuffles physical playing cards into a random or near random order and used for table gaming.

c.	“Confidential Information” shall mean any software, documentation, data drawings, benchmark tests, specifications, trade secrets, object code and machine-readable copies of software, source code, financial information, financial terms between the Parties, any information that by its nature would reasonably be considered confidential and any other proprietary information supplied by any Party in furtherance of this Agreement.

d.	“Contributing Party” shall mean a Party that materially contributes to the creation of Jointly Developed Technology.

e.	“Jointly Developed Technology” shall mean all technology jointly developed by two or more Contributing Parties pursuant to this Agreement.

f.	“ENPAT Patents” shall mean all patents and patent applications identified on Exhibit A as ENPAT patents or applications, and all patents in the same Patent Family as any of the foregoing.

g.	“Hill Patents” means all patents and patent applications identified on Exhibit A as Hill patents or applications, and all patents in the same Patent Family as any of the foregoing.

h.	“IGT Technology” shall mean any and all of the following: inventions, works of authorship, technology, know-how, source or object code, algorithms, methods, processes, procedures, work-arounds and Intellectual Property Rights provided by or independently developed or owned by IGT.

i.	“IGT Scope of Product” shall be circumscribed by the SOA and be defined to include (1) casino systems, and (2) player tracking, loyalty, reward, and bonusing systems; including but not limited to Table Touch and systems providing such data processing and reporting functionality.

j.	“Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, trade secret law, trademark law and any and all similar proprietary rights, and any and all renewals, extensions, and restorations thereof, relating to the Licensed Product.

k.	“Licensed Product(s)” means any product within the SOA that is developed in accordance with the terms of this Agreement and/or as specified in any Appendix(s), including but not limited to the Intelligent Table System.

l.

“Patent Family” means, with respect to a patent or patents, and/or a patent application or applications (the “Reference Patents or Applications”), (a) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts thereof (“Derived Patents”); (b) any patents which issue from or claim a priority date to the Reference Patents or Applications or the Derived Patents (“Daughter Patents”); (c) any and all patents, patent applications or provisional applications from which the Reference Patents or Applications, the Derived Patents or the Daughter Patents claim priority directly or through another patent or patent applications (“Grandparent/Parent Patents or Applications”); (d) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Grandparent/Parent Patents or Applications; (e) any patents which issue from or claim a priority date to the

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Grandparent/Parent Patents or Applications (“Sister Patents or Applications”); (f) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Sister Patents or Applications; and (g) any patents which issue from or claim a priority to the Sister Patents or Applications.

m.	“PGIC Scope of Product” shall be circumscribed by the SOA and be defined to include (1) table data collection systems, (2) bet recognition, (3) automated chip tracking, (4) Tablelink CT/GT, (5) table/casino/cage RFID systems, and (6) payoff recognition. PGIC’s scope shall also include Tablelink PT to the extent that its inclusion does not overlap with IGT’s scope, in which case, IGT’s scope shall have precedence.

n.	“PGIC Technology” means any and all of the following: inventions, works of authorship, technology, know-how, source or object code, algorithms, methods, processes, procedures, work-arounds and Intellectual Property Rights provided by or independently developed or owned by PGIC.

o.	“Shoes” shall mean a physical device that is associated gaming equipment (as the term is understood in the gaming industry) that is placed on a gaming table and houses playing cards, identifies (reads) the cards prior to dealing and presents a card for dealer extraction one at a time.

p.	“Intelligent Table System” means the system developed in accordance with the terms of the Agreement, which will consist of several layers of development or integration of two or more of the IGT Scope of Product, PGIC Scope of Product and SMI Scope of Product.

q.	“SMI Patents” shall mean means all patents and patent applications identified on Exhibit A as SMI patents or applications, and all patents in the same Patent Family as any of the foregoing.

r.	“SMI Scope of Product” shall be circumscribed by the SOA and be defined to include (1) Card Shufflers and Shoes (2) card and chip sorters and verifiers [contained in Card Shufflers and Shoes], and (3) bonusing that is performed entirely by and within the SMI Scope of Product (1) and (2).

s.	“SMI Technology” shall mean any and all of the following: inventions, works of authorship, technology, know-how, source or object code, algorithms, methods, processes, procedures, work-arounds and Intellectual Property Rights provided by or independently developed or owned by SMI.

t.	“Specifications” means the descriptions of the technical requirements, component parts, features, functionality, performance criteria, operating conditions, interfaces, data transfer, processing parameters and protocols associated with any Licensed Product and agreed upon by the Management Committee.

u.	“Table Link CT” refers to a system (including gaming chips) utilizing RFID to track gaming chips to monitor all bets made at a table game, which can be coupled with chip tray and other accessories at a table game.

v.	“Table Link GT” refers to card recognition using intelligent shoe that provides data for player strategy analysis to be sent to a backend analysis module.

w.	“TableLink PT” refers to PGIC table game management system software comprised of a networked table system with a computer at the table game level to register and collect selected data, including: player ratings, accounting transactions, openers, closers, markers and head count tracking. This table game management system software will also interface to various table devices including: tracking units, displays, and shufflers, among others. It will also interface with backend Casino Management Systems as necessary and applicable.

x.	“Table Touch” refers to IGT’s table game management system software comprised of a networked table system with a computer or tracking equipment at the table game level to

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register and collect selected data, including but not limited to one or more of the following: player ratings, accounting transactions, openers, closers, markers and head count tracking. This table game management system software will also interface to various table devices including: tracking units, displays, and shufflers, among others to be decided by the affected Parties. It will also interface with backend Casino Management Systems as necessary and applicable.

y.	“Territory” shall mean all jurisdictions worldwide in which the Licensed Products can lawfully be sold, leased, licensed or otherwise distributed.

z.	“Third Party” means a person or entity other than IGT, PGIC or SMI.

2	Scope of the Agreement (or “SOA”):

The purpose of this Agreement is to create a comprehensive automated table management solution using complementary capabilities, technologies, and resources of the three Parties. The SOA shall be limited to the following areas:

a.	Data collection and processing related to all player and game activity at the table (pit) excluding the poker room (as it is commonly known in the gaming industry).

b.	Back office data processing, analysis and reporting related to those items set forth in subsection (a) above.

c.	Integration and interfacing of (one or more of) shoes, shufflers, chip readers, card readers, card and chip sorters/verifiers, table monitoring systems and back end-processing systems in connection with those items set forth in subsection (a) above.

d.	Enhancements to shoes, shufflers, chip readers, card readers, card and chip sorters/verifiers, table monitoring systems and back end-processing systems in connection with those items set forth in subsection (a) above.

e.	Automated chip recognition/reconciliation and tracking at the table and in the cage/chip bank.

f.	Progressive systems (excluding “Table Level Bonusing Systems”), player bonusing, rewards and loyalty systems that utilize real-time data facilitated by automated data collection excluding play outcomes (only as related to subsections (a) thru (f) above). Table Level Bonusing Systems include any “traditional” bonus that increments via a percentage of, or a portion of the player’s wager related to game outcomes. This bonus may only be connected to a stand alone table, multiple tables within a single site or multiple tables at multiple sites.

Any items which are not set forth or described in the SOA shall be excluded from the Scope of Product of all Parties unless later added in writing by the Management Committee.

3	Management Committee:

a. The Parties shall establish a project executive committee consisting of one (1) senior level employee from each Party (the “Management Committee”). All decisions respecting any matter that is set forth in this Agreement and that involves all three Parties shall be made by the Management Committee. Without limiting the generality of the foregoing, the Management Committee shall be responsible for the following:

•	Overall project oversight and management

•	Establishing appropriate project leadership

•	Establishing a schedule for interfacing each Party’s Scope of Product

•	Development and approval of Specifications for jointly developed Licensed Products

•	Resolving any matters between the parties arising under this Agreement

•	Handling the general management of the relationship created by the Agreement

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b. The Management Committee shall make such decisions and take such actions as are necessary or desirable to carry out the purpose of this Agreement. All issues decided by the Management Committee must be decided by [...***...].

c. The Management Committee shall conduct status meetings in person or telephonically on at least a [...***...] basis detailing the [...***...] of the [...***...] and [...***...] the [...***...] and the [...***...] to be [...***...].

d. [...***...] of the Management Committee [...***...] required to constitute a quorum for any action to be taken by the Management Committee.

e. Any one or more of the Parties may submit proposals for Management Committee review and approval. The Management Committee shall develop and approve an Appendix to this Agreement detailing agreements specific to each new Licensed Product.

f. Although [...***...] shall be permitted to [...***...] from [...***...] for [...***...] on the [...***...] no implied license to any Intellectual Property Rights shall be construed or conveyed by such permission.

g. Notwithstanding anything contained in this Agreement to the contrary, any and all matters and decisions associated with Jointly Developed Technology shall be managed and determined solely by the Contributing Parties.

4	Product Development and Integration:

a.	Each of IGT, PGIC and SMI shall use commercially reasonable efforts to expeditiously develop and implement interfaces between their respective Scope of Product to develop the Intelligent Table System.

(i)	SMI shall be primarily responsible for the development and integration of SMI Scope of Product into the Intelligent Table Systems.

(ii)	PGIC shall be primarily responsible for the development and integration of the PGIC Scope of Product into the Intelligent Table Systems.

(iii)	IGT shall be primarily responsible for the development and integration of the IGT Scope of Product into the Intelligent Table Systems.

b.	Each Party shall designate sufficient dedicated resources to timely perform its responsibilities hereunder.

c.	Each Party shall afford [...***...] with respect to matters affecting the[...***...] of the Intelligent Table System and Licensed Products.

(i) Each Party shall [...***...] the [...***...] of its Scope of Product [...***...] Jointly Developed Technology.

(ii) Each Party shall afford [...***...] to the [...***...] of the Intelligent Table System and Licensed Products.

(iii) Each Party shall provide [...***...] and [...***...] required to [...***...] the [...***...] of the Intelligent Table System and the Licensed Products.

(iv) Each Party agrees to make [...***...] with the Intelligent Table System on a [...***...].

(v) Each Party agrees to develop integrated and innovative technology within their Scope of Product for exclusive use with the Intelligent Table System.

d. Each Party shall use commercially reasonable efforts to satisfy the reasonable technical requests of the other Parties so long as the requests are within the SOA.

(i) The Parties shall agree on the costs to be incurred, which agreement shall not be unreasonably withheld or delayed.

(ii) If a Party is unable to accommodate a request, the requesting Party may seek to have a Third Party satisfy such request, provided that the requesting Party does not disclose Confidential Information of the other Parties without their approval.

***Confidential Treatment Requested

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e. Each Party shall use commercially reasonable efforts to accommodate special customer requests by providing assistance within its Scope of Product, even if the results of such request do not provide a direct benefit to that Party, provided that such results are beneficial to the Intelligent Table System.

(i) Each Party shall have the option, at its sole cost and expense to require one or both of the other Parties to hire or provide one dedicated qualified resource to facilitate custom development deemed necessary or desirable. Each Party agrees to the foregoing obligation.

(ii) The Parties shall agree on the costs to be incurred for the provision of the dedicated resource, which agreement shall not be unreasonably withheld or delayed.

(iii) The requesting Party shall be responsible for the costs of the dedicated resource.

f. Each Party shall use commercially reasonable efforts to develop interfaces to Third Party applications, including but not limited to displays, electronic eyes, surveillance systems and scheduling software, and other host casino management system products. The Parties agree that such Third Party products may be incorporated into the Intelligent Table System at such time as an applicable Appendix is executed.

g. All responsibilities defined above shall be limited to the SOA.

5.	Marketing and Distribution:

a. Unless otherwise agreed by IGT and PGIC IGT shall distribute the IGT Scope of Products and the PGIC Scope of Products pursuant to the PGIC-IGT Agreement SMI agrees that PGIC may have products covered by both the original ENPAT license and the right under the Non-Exclusive Patent License as attached sold by IGT with PGIC’s royalty obligations as they were in the original licenses.

b. SMI shall be responsible for the distribution and pricing of SMI Scope of Products.

c. Jointly Developed Technology shall be distributed by the Contributing Party that is in the best position to optimize the value of that Jointly Developed Technology.

d. All Parties agree to cooperate in the creation of marketing and collateral materials.

(i) Each Party shall designate a marketing contact which may be changed in that Party’s sole and absolute discretion by providing written notice to the other Parties.

e. Each Licensed Product shall be [...***...] by the [...***...] for the [...***...] of [...***...] under which such Licensed Product is [...***...]. Jointly Developed Technology shall be [...***...] by [...***...].

f. Each Party shall provide [...***...] for Licensed Products falling under its Scope of Products to the Management Committee for [...***...] to [...***...] of the [...***...] for [...***...]. Each Party shall, from time to time, provide [...***...] of [...***...] to the Management Committee.

g. The Parties agree to [...***...] their Scope of Product to Intelligent Table System customers at [...***...] those [...***...] by the [...***...] to [...***...] of [...***...] and [...***...].

6.	Covenants:

a.	Mutual Covenant. The Parties recognize that each Party is contributing valuable technology, patents, and other know how and expertise related to its Scope of Product and that by combining each Party’s know how, patents, technology, and expertise, the Parties can better develop the Intelligent Table System. While the Parties today do not sell identical commercial products within each other’s Scope of Product, each Party wants to insure that another Party does not use the Contributing Party’s technology, know how, patents, and expertise to develop and sell products outside of the Intelligent

***Confidential Treatment Requested

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Table System in competition with the applicable Party. Therefore, each Party agrees to not compete within the scope of the other Parties’ Scope of Product without the prior written consent of the applicable Party.

i.	As an exception to the foregoing, [...***...] may [...***...] its [...***...] to [...***...] provided that [...***...] of [...***...] and [...***...] of the [...***...] from the [...***...] and [...***...] of such [...***...]. [...***...] and [...***...] agree to provide an [...***...] to [...***...] the transfer of [...***...] to the [...***...] product. No implied license is granted by any of SMI, IGT or PGIC by virtue of the foregoing exception with respect to any [...***...] of the [...***...] product. Furthermore, [...***...] is [...***...], by reason of the foregoing exception, from [...***...] with the [...***...] product. Notwithstanding the foregoing, at such time as [...***...] and [...***...] with such a [...***...] product, SMI shall be [...***...] of its [...***...] to [...***...] and [...***...] the [...***...] of [...***...]; however, at such time as [...***...] or [...***...] with such a [...***...] product, [...***...] shall be [...***...] solely of its [...***...] to [...***...] either [...***...] or [...***...], as the case may be, of the [...***...] of [...***...]. Furthermore, [...***...] product is not the subject of this Agreement or of this non-compete, and [...***...] shall [...***...] any [...***...] therefrom or [...***...] any [...***...] thereto.

ii.	As a second exception to the foregoing,[...***...] but [...***...] extensions thereof.

iii.	iv. Notwithstanding anything contained herein to the contrary, the Mutual Covenant not to compete shall not preclude a Party from practicing within its Scope of Product nor shall it preclude any Party from permitting a Third Party to compete within its Scope of Product.

b.	SMI Covenant. Subject to the SMI Covenant set forth in 6 (b)(i),but subject to the provisions of section 5.4 of the Patent Purchase Agreement, IGT and SMI both have the right to make, have made, use, sell, have sold, import, and export products under the ENPAT Patents [...***...] provided, however, if such use avoids royalties that would otherwise be due from PGIC, then PGIC will remain responsible for such royalties.

i. Notwithstanding anything in this Agreement to the contrary, SMI shall not, for the first three (3) years of this Agreement, make, have made, use, sell, have sold, import, export, sublicense, or distribute, any products that use automated chip tracking technology or technology covered by the SMI Patents; except that SMI may internally develop such products. This section may be terminated and severed pursuant to the Patent Purchase Agreement.

ii. After the first 3 years of this Agreement, the scope of the SMI Covenant shall be modified. During the second three years of this Agreement, SMI shall not make, have made, use, sell, have sold, import, export, sublicense, or distribute, any products that use RFID or optical chip tracking technology or technology covered by the SMI Patents, other than pursuant to this Agreement; except that SMI may internally develop such products. This section may be terminated and severed pursuant to the Patent Purchase Agreement.

iii. Notwithstanding the foregoing, if after five (5) years from the Effective Date, PGIC/IGT have not installed at least 5,000 tables with automated chip tracking technology, then SMI may request that PGIC and IGT release SMI from the SMI Covenant. Upon such request, IGT will (on behalf of IGT and PGIC) negotiate with SMI, in good faith, the terms and conditions that would be acceptable for said release. PGIC consents to any such release negotiated by IGT.

iv. For the avoidance of doubt, SMI is not prohibited from making, using or selling RFID products provided that such RFID products are not within the

***Confidential Treatment Requested

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SOA, nor within the Scope of Product of either IGT or PGIC and provided further that said RFID products are not prohibited by this Section 6(b).

c. PGIC Covenant. Notwithstanding anything in this Agreement to the contrary, PGIC shall retain all rights, subject to the IGT-PGIC Agreement, to its shoe technology and shoe intellectual property, including licensing rights and the right to protect such from any unauthorized use. However, PGIC will not itself make, or have made for PGIC, sell or have sold for PGIC, import, distribute or export any Intelligent Shoe product within the SOA for a period of [...***...]. Excepting SMI, no Party may purchase or sell any Intelligent Shoe product from or to a Third Party during said [...***...] period. Notwithstanding the foregoing, PGIC may [...***...].

i. [...***...].

7.	Ownership and License Rights:

a.	Ownership of Individual IP: The Parties shall each retain all rights, title, and interest in or to their respective technology and intellectual property that may be utilized in the Intelligent Table Systems or any Licensed Product. Any and all rights not specifically granted under this Agreement are reserved to the owner(s). No implied licenses to Intellectual Property Rights shall be construed under this Agreement.

b.	Jointly Developed Technology: Each Jointly Developed Technology, and all Intellectual Property Rights therein, shall be jointly owned by the applicable Contributing Parties. Responsibility for the prosecution and maintenance of the Jointly Developed Technology shall be determined by the Contributing Parties prior to commencement of development. Costs associated with such prosecution and maintenance shall be shared equally by the Contributing Parties. Decisions regarding litigation and related actions against Third Party infringers of the Jointly Developed Technology shall be made by the Contributing Party(ies). Any and all rights with respect to the ownership, pricing and exploitation of Jointly Developed Technology shall be reserved solely to Contributing Parties.

c.	Covenants with Respect to Jointly Developed Technology: During the term of this Agreement, each Contributing Party covenants not to use or license the Jointly Developed Technology without the prior written consent of the other Contributing Party(ies). After the expiration or earlier termination of this Agreement or upon termination of a Party’s rights pursuant to Section 14, each Contributing Party shall own an equal and undivided interest in the applicable Jointly Developed Technology with the other Contributing Party(ies), free to use (non-exclusively) in its sole discretion, with no right or obligation of accounting or profit-sharing to any Party. Provided however, that no Contributing Party may sublicense Jointly Developed Technology without the prior written consent of the other Contributing Party(ies)

d.	PGIC License. Although the automated chip tracking and casino and cage portions of RFID are included within the PGIC Scope, their inclusion does not imply a license to the SMI Patents beyond that which has already been granted in a separate license agreement. Notwithstanding the foregoing and provided that no breach of the GPI license agreement is caused, SMI and IGT hereby grant PGIC such additional license scope under the SMI patents as is necessary so that PGIC can fully perform under this Agreement subject to the terms and conditions set forth on Exhibit B

e.	SMI Scope. Although an element of bonusing is included in the SMI Scope of Product, such inclusion does not imply a license or an obligation to grant a license to the IGT or the Acres Gaming bonusing patents.

***Confidential Treatment Requested

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f.	LIMITATIONS AND RESERVATION OF RIGHTS. Except as otherwise provided herein, no Party may, without the express written authorization of the other Contributing Party(ies), sub-license or authorize any Third Party to sell, lease, license, sublicense, or otherwise dispose of Jointly Developed Technology.

g.	SMI Trademark. Should the Management Committee decide to use the name “Intelligent Table System” for the Intelligent Table System, then Shuffle Master hereby grants a royalty free perpetual license to use the trademark “Intelligent Table System.”

h.	No [...***...] may, without the [...***...] of the Management Committee, at any[...***...] the [...***...] of [...***...] to or [...***...] with any [...***...] or [...***...] which [...***...] can, by reason of such [...***...] or [...***...], [...***...] the [...***...] of or [...***...] to the [...***...] that is [...***...] pursuant to this Agreement. Any such unapproved [...***...] or [...***...] must be [...***...].

8.	Revenue Flows:

a.	Revenues shall be administered, collected and enjoyed [...***...].

i.	For purposes of clarification, revenues from the exploitation of [...***...] shall be administered, collected and enjoyed [...***...].

ii.	For purposes of clarification, revenues from the exploitation of [...***...] shall be administered, collected and enjoyed [...***...].

iii.	Revenues from the exploitation of [...***...] shall be [...***...].

9.	Representations, Warranties and Covenants:

a.	Each Party hereby covenants, represents and warrants to the others that (i) each person assigned to perform the services and/or the development work shall have the proper skill, training and background so as to be able to perform the such services and/or development work by such Party in a competent and professional manner and (ii) all services and/or development work and any work product and other materials or documentation delivered under this Agreement by such Party shall have been completed in a thorough and professional manner.

b.	Each Party hereby covenants, represents and warrants to the other Parties that it has the corporate power and authority to execute, deliver and perform this Agreement and other instruments and documents required or contemplated herein. Such execution, delivery and performance have been duly authorized by all necessary action on the part of such party, do not and will not require the approval of the shareholders of such Party and do not and will not contravene the Certificate of Incorporation or By-Laws of such Party.

c.	Each Party represents and warrants that it has obtained all of the necessary authority, approvals and permissions including, but not limited to, the approval of its board of directors (if necessary) to enter into this Agreement and to perform all of its duties and obligations pursuant to this Agreement.

d.	Each Party warrants that they have the right to grant the licenses set forth in this Section 9. In the event any Party breaches any of these warranties, any non-breaching Party may terminate this Agreement immediately and the breaching party shall indemnify and hold harmless the non-breaching Parties for any claims, grievances, causes of action, suits, demands, actions, damages, costs or losses arising out of such breach.

e.	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE LICENSED PRODUCTS OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

***Confidential Treatment Requested

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10.	Indemnification: IGT shall defend, indemnify and hold PGIC or SMI harmless from any claims brought by a Third Party alleging IGT’s Technology infringes on any Third Party’s intellectual property rights, except those claims caused by the negligence or willful misconduct of SMI or PGIC.

PGIC shall defend, indemnify and hold IGT or SMI harmless from any claims brought by a Third Party alleging that PGIC’s Technology infringe on any Third Party’s intellectual property rights, except those claims caused by the negligence or willful misconduct of SMI or IGT.

SMI shall defend, indemnify and hold IGT or PGIC harmless from any claims brought by a Third Party alleging that SMI’s Technology infringe on any Third Party’s intellectual property rights, except those claims caused by the negligence or willful misconduct of IGT or PGIC.

IGT will defend, indemnify and hold PGIC or SMI harmless from claims brought against them by third parties arising out of the negligent performance by IGT of its responsibilities or obligations under this Agreement, excepting those claims caused by the negligence or willful misconduct of SMI or PGIC.

PGIC will defend, indemnify and hold IGT or SMI harmless from claims brought against them by third parties arising out of the negligent performance by PGIC of its responsibilities or obligations under this Agreement, excepting those claims caused by the negligence or willful misconduct of SMI or IGT.

SMI will defend, indemnify and hold PGIC or IGT harmless from claims brought against them by third parties arising out of the negligent performance by SMI of its responsibilities or obligations under this Agreement, excepting those claims caused by the negligence or willful misconduct of IGT or PGIC.

The above indemnifying Party shall be responsible for defending, indemnifying and holding harmless the indemnified Party provided that the indemnifying Party is promptly notified in writing of any such dispute as soon as is reasonably practicable and indemnifying Party is permitted to select counsel and control the defense and/or settlement.

11.	Term and Termination The initial term of this Agreement is six (6) years from the Effective Date, except as otherwise specifically provided herein. Thereafter, the Agreement shall be automatically renewed upon each anniversary thereof for an additional year unless any Party delivers written notice of its intent to terminate the Agreement 120 days prior to the expiration of the term. Revenue distribution and pricing will be reviewed at the time of each renewal period.

a.	This Agreement may be terminated sooner in accordance with the following provisions:

i.	Mutual agreement of the Parties.

ii.	A material breach of this Agreement and failure to cure the breach within thirty (30) days of written notice thereof.

iii.	Any Party may terminate this Agreement if any other Party ceases business operations, makes a general assignment for the benefit of

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creditors, becomes insolvent, files or has filed against it a bankruptcy petition or is required by any governmental entity to end the Agreement due to regulatory or licensing purposes.

b.	In the event this Agreement is terminated, unless precluded by law, order or regulation, the Parties shall [...***...].

c.	In the event this Agreement is terminated, unless precluded by law, order or regulation, the Parties may [...***...].

12.	Confidentiality: PGIC, SMI and IGT acknowledge that each Party’s Confidential Information constitutes valuable trade secrets and that they shall use the Confidential Information of the other solely in accordance with the provisions of this Agreement. No Party may disclose, either directly or indirectly, the Confidential Information of a disclosing Party to any Third Party without the Disclosing Party’s prior written consent, except to the extent that a party is required to provide any such information to any governmental regulatory authorities. Any Party required to disclose the other Party’s Confidential Information to any governmental regulatory authority shall first give the disclosing Party fifteen (15) days written notice so that the other Party can submit an appropriate objection if it so wishes. The foregoing provisions regarding confidentiality do not apply to information that: (a) was in the recipient’s possession before receipt from the disclosure and was not acquired, directly or indirectly, from the disclosing Party; (b) is or becomes available to the public through no fault of the recipient; (c) is received in good faith by the recipient from a Third Party having no legal prohibition preventing the Third Party from disclosing the information and is not subject to an obligation of confidentiality owed to the Third Party; (d) is independently developed by the recipient without reference to information received hereunder.

13.	Survival of Terms: The rights and obligations of the parties under Paragraph 10 (Indemnification) and Paragraph 12 (Confidentiality) shall survive termination of this Agreement for any reason.

14.	Assignment: No party may transfer or assign any of the rights or obligations under this Agreement by contract, operation of law or otherwise, without the prior written authorization of the other, which may not be unreasonably withheld. Withholding of consent to transfer or assign any rights to a competitor of a Party shall not be deemed to be unreasonable. Any merger, consolidation, or sale of all or substantially all of the assets of IGT, PGIC or SMI, or any other transaction in which more than fifty percent (50%) of the voting securities of IGT, PGIC or SMI is transferred, shall be deemed an assignment of this Agreement by IGT, PGIC or SMI, as applicable. Any attempt to assign this Agreement in contravention of this provision shall be void and of no effect at the option of the other two Parties. Each Party hereto explicitly agrees, as a material inducement to enter into this Agreement that in the event of an unauthorized attempt to assign this Agreement, including but not limited to the acquisition of a Party by a competitor of another Party, as described above, the remaining two Parties shall have the option to terminate the rights of the Party attempting such assignment (“Assigning Party”), provided however, that (1) the mutual covenant set forth in section 6 shall survive any such termination and be binding upon the Assigning Party; (2) the right of the Assigning Party to enforce said covenant shall terminate and (3) any Jointly Developed Technology for which the Assigning Party is a Contributing Party shall be deemed jointly owned by the Contributing Parties pursuant to the terms and conditions of Section 7(c).

***Confidential Treatment Requested

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15.	Dispute Resolution: If a dispute arises under this Agreement which cannot be resolved by the Management Committee, the Parties shall employ the following mechanisms in an attempt to resolve any matters over which a deadlock exists:

a.	The matter creating the deadlock shall be submitted in writing to the CEO of Each Party. The deadlock must be resolved by a unanimous decision by the CEO’s. If the CEO’s cannot resolve the issue within 20 business days, the Parties shall submit the dispute to binding arbitration subject to the provisions of sections 15 (b) and (c) below.

b.	Except as set forth in section 15(c.) below, any controversy or claim arising out of or related to this Agreement, or breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of the arbitration shall be the City of Reno, Nevada. Three qualified arbitrators shall be appointed in accordance with the Rules of the American Arbitration Association and this Agreement. Such qualified arbitrators shall be members of the Nevada Bar and shall have experience in gaming law matters. The Parties and arbitrators shall treat all aspects of the arbitration proceedings, including, without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential, provided, however, that any award or order rendered by the arbitrator(s) may be entered as a judgment or order in court as provided herein or except as required by law or regulation.

c.	Notwithstanding the forgoing, the Parties shall not be obligated to submit the following disputes to binding arbitration and may seek relief in a court of competent jurisdiction in Nevada:

i.	Disputes involving substantive issues relating to the patents, including without limitation, patent validity, enforceability and/or infringement, except with respect to the Hill Patents for which any Party may have the option to require arbitration in accordance with the provisions of section 15(b).

ii.	Disputes for which a Party is seeking injunctive relief.

16.	Relationship of the Parties: The Parties agree that the relationship between them is that of independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither IGT, SMI nor PGIC shall have the right to enter into any commitments or relationships on behalf of the other, or to bind the other, except to the extent allowed under this Agreement. Each Party shall be responsible for their own taxes, fees and costs.

17.	Entire Agreement: This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior rights, negotiations and representations are merged herein.

18.	Waiver: The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

19.	Effect of Partial Invalidity: The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any

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provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the removal of the invalid provision.

20.	Modification of Agreement: Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

21.	Applicable Law: This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Nevada regardless of the choice of law rules of such state or any other jurisdiction. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of either the state or federal courts located in Reno, Nevada, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

22.	Notices: Any notice or notices which any parties hereto deems necessary, useful or convenient to give to any other party or parties hereto, at any time and from time to time, shall be in writing and shall be personally served upon or mailed to the parties at the following addresses:

IGT

Attn: General Counsel

9295 Prototype Drive

Reno, Nevada 89510

(775) 448-0120 Fax

With copy to:

IGT

Attn: CEO

9295 Prototype Drive

Reno, Nevada 89510

(702) 896-6992 Fax

With copy to:

IGT

Attn: Richard Pennington

9295 Prototype Drive

Reno, Nevada 89510

(775) 448-1488 Fax

With copy to:

IGT

Attn: Richard Rowe

7115 Amigo Street, Suite 150

Las Vegas, Nevada 89119

(702) 263-7583 Fax

Progressive Gaming International Corporation

Attn: General Counsel

920 Pilot Road

Las Vegas, Nevada 89119

(702) 263-1681 Fax

With copy to:

Progressive Gaming International Corporation

Attn: CEO

920 Pilot Road

Las Vegas, Nevada 89119

(702) 263-1681 Fax

With copy to:

Progressive Gaming International Corporation

Attn: CFO

920 Pilot Road

Las Vegas, Nevada 89119

(702) 263-1681 Fax

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Shuffle Master, Inc.

Attn: General Counsel

1106 Palms Airport Drive

Las Vegas, Nevada 89119-3730

(702) 270 - 5161 Fax

With copy to:

Shuffle Master, Inc.

Attn: CEO

1106 Palms Airport Drive

Las Vegas, Nevada 89119-3730

(702) 270-5130 Phone

(702) 270-5161Fax

A Party may change a notice address at any time by providing written notice to the other Parties.

23.	Attorneys’ Fees and Costs: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which he may be entitled.

24.	Counterparts: This Agreement may be executed in any number of counterparts, each which shall be deemed to constitute but one and the same instrument.

25.	Headings: Article and paragraph headings contained in this Agreement are inserted only as a matter of convenience and reference. Said captions shall not be construed to define, limit, extend or describe this agreement of the intent of any provision hereof.

26.	Execution of Additional Documents: Each Party agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to effectuate the provisions of this Agreement.

27.	Patent Purchases: IGT shall purchase a 50% interest in the SMI Patents pursuant to the terms and conditions of the Patent and Technology Purchase Agreement attached hereto as Exhibit A. In the event of a conflict between this Agreement and the Patent Purchase Agreement (“PPA”) with respect to the subject matter of the PPA, the PPA shall control.

28.	Non-Party Beneficiaries: It is not intended, and this Agreement shall not be construed, to provide any entity or person not a Party to this Agreement with any benefits or to obligate the parties to this Agreement to any entity or person not a Party to this Agreement.

29.	Press Release: Subject to applicable laws and regulations, each of SMI, PGIC and IGT shall mutually agree with respect to the timing and content of all press releases that are related to the subject matter hereof. No Party shall issue a press release without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

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30.	Execution Statement. The undersigned individuals represent that they are of legal capacity and authorized to sign this Agreement in a representative capacity on behalf of the indicated party they represent. Each party has relied upon that representation in entering into this Agreement

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement this 13th day of June 2005.

“IGT”		“PGIC”

IGT, a Nevada corporation		MIKOHN GAMING CORPORATION, a Nevada corporation, doing business as PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:	/s/ Rich Pennington	By:	/s/ Mike Dreitzer
Name:	Rich Pennington	Name:	Mike Dreitzer
Title:	EVP Corp Strategy	Title:	EVP/GC
Date:	6/13/05	Date:	6/13/05

Shuffle Master, Inc., a Minnesota corporation

By:	/s/ Paul Meyer
Name:	Paul Meyer
Title:	President & COO
Date:	6/13/05

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EXHIBIT A

PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement (this “Agreement”) is made and entered into as of June 13, 2005 (the “Effective Date”), by and between IGT (together with each of its affiliates and wholly owned subsidiaries “IGT”), a Nevada corporation, and Shuffle Master, Inc. (together with each of its affiliates and wholly-owned subsidiaries “SMI”), a Minnesota corporation.

1.0	Definitions.

1.1	“Alcorn Patents” means all patents and patent applications identified on Exhibit A as Alcorn patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.2	“ENPAT Patents” means all patents and patent applications identified on Exhibit A as ENPAT patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.3	“Fishbine Patents” means all patents and patent applications identified on Exhibit A as Fishbine patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.4	“Patent Family” means, with respect to a patent or patents, and/or a patent application or applications (the “Reference Patents or Applications”), (a) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts thereof (“Derived Patents”); (b) any patents which issue from or claim a priority date to the Reference Patents or Applications or the Derived Patents (“Daughter Patents”); (c) any and all patents, patent applications or provisional applications from which the Reference Patents or Applications, the Derived Patents or the Daughter Patents claim priority directly or through another patent or patent applications (“Grandparent/Parent Patents or Applications”); (d) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Grandparent/Parent Patents or Applications; (e) any patents which issue from or claim a priority date to the Grandparent/Parent Patents or Applications (“Sister Patents or Applications”); (f) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Sister Patents or Applications; and (g) any patents which issue from or claim a priority to the Sister Patents or Applications.

1.5	“PGIC” means Mikohn Gaming Corporation, a Nevada corporation doing business as Progressive Gaming International Corporation.

1.6	“PGIC Scope of Product” shall have the meaning set forth in the Three-Party Agreement.

1.7	“Purchased Patents” means the ENPAT Patents, the Schubert Patents, and the Fishbine Patents.

1.8	“RFID” means radio frequency identification.

1.9	“Schubert Patents” means all patents and patent applications identified on Exhibit A as Schubert patents or applications, and all patents in the same Patent Family as any of the foregoing.

1.10	“Three-Party Agreement” means that certain Product Development and Integration Agreement, effective as of June 13, 2005, by and among PGIC, SMI and IGT.

2.0	Term.

2.1	Term. The term of this Agreement shall commence upon the Effective Date and continue until the last to expire of i) the Alcorn Patents or ii) the Purchased Patents (whichever expiration is the latest), subject to the terms of Section 5.4 (the “Term”).

3.0	Patent Purchase.

3.1	Acquisition of Joint Ownership Interest in Purchased Patents. Subject to the receipt of the consideration specified in Section 5.1 SMI hereby assigns, transfers and conveys to IGT, subject to the terms of Section 5.4, and IGT hereby accepts, an equal and undivided joint ownership interest in and to: (a) all Purchased Patents, including without limitation, the right (subject to Section 8.3 hereof), to sue or bring other actions for past, present and future infringement thereof, subject to the terms and conditions set forth in this Agreement; and (b) all rights, obligations and liabilities relating to the Purchased Patents, including without limitation: (i) [...***...], and [...***...] of the [...***...] as [...***...], only for [...***...] the [...***...] on [...***...], excluding the [...***...] of [...***...]; and ii) rights, obligations, limitations or liabilities under the existing ENPAT Patent license agreements with PGIC and Bourgogne/GPI.

3.2	IGT and SMI Use of Purchased Patents. As joint owners of the Purchased Patents, each of IGT and SMI shall have the right to use and enjoy all rights under the Purchased Patents, without restrictions, including but not limited to, the rights to make, have made, use, import, export, offer to sell, sell and have sold (subject to the terms and conditions contained in the Three-Party Agreement and except as set forth in Sections 3.1, 3.3, 3.4, 5.4, and 7), and without any right or obligation of accounting, profit-sharing or royalty payment with respect to the other party (except as set forth in Sections 3.3 and 6). The limitations on IGT’s and SMI’s use of the Purchased Patents with respect to sublicensing, assignment and transfer shall continue even after any termination of the Three-Party Agreement. This Section does not grant either Party the right to sell one or more of the Purchased Patents.

3.3	IGT and SMI Licensing of Purchased Patents. Except as set forth in the Three-Party Agreement, neither IGT nor SMI will grant any licenses under any Purchased Patents to any third party without the express, advance, written consent of the other party in each instance, which consent may be granted, withheld or conditioned in the other party’s sole and absolute discretion. The royalties from any such license(s) shall be shared equally by IGT and SMI, except as provided for in Section 6.2. Each of SMI and IGT hereby consent to the grant of a non-exclusive license of the ENPAT Patents to PGIC, solely for the purposes set forth in, and subject to the terms of, and limitations contained in, the Three-Party Agreement and in this Agreement.

***Confidential Treatment Requested

3.4	IGT and SMI Sale of Purchased Patents. Neither IGT nor SMI will assign, transfer convey or grant any right, title or interest in or to any Purchased Patents to any third party without the express, advance, written consent of the other party in each instance, which consent may be granted, withheld or conditioned in the other party’s sole and absolute discretion.

3.5	Further Assurances. Each party shall execute and deliver to the other party such instruments of assignment, consent, powers of attorney and other instruments as may be reasonably requested by each party in order to vest in IGT joint ownership of the Purchased Patents, or, if applicable to divest IGT of any ownership of the ENPAT Patents pursuant to Section 5.4. Each party shall, at the other party’s expense, execute any documents, and perform any acts reasonably requested by said other party, consistent herewith and to implement of the content of this Agreement. If either party fails to do so within 15 days of the other party’s request, and said other party does not promptly and reasonably object within such time period to the execution of such documentation or the performance of such acts, then the requesting party and its agents and representatives are authorized to perform such acts and execute all such documents in said other party’s name and on said other party’s behalf, including filing and/or recording such documents in appropriate governmental or administrative offices.

3.6	Reserved Rights. Except for the rights expressly granted by each party under this Agreement, each party reserves all rights in any intellectual property owned, acquired or created by such party, and no rights are granted to the other party in such intellectual property except as expressly set forth herein.

3.7	Due Diligence. Subject to the execution of the Commonality of Interest protective agreement referenced in Section 3.9, any protective orders that may govern such disclosure, and this Agreement, IGT shall have the right to immediately meet with and receive all materials from SMI’s legal representatives related to any litigation involving the Purchased Patents, and/or any prior investigation or prior due diligence involving the Purchased Patents. Legal fees and costs incurred by SMI from SMI’s legal representatives with respect to IGT receiving information related to any litigation involving the Purchased Patents shall be [...***...] by [...***...]. All other legal fees and costs incurred under this Section 3.7 shall be [...***...] by [...***...].

3.8	Prior Patent Representations & Warranties. SMI shall assign and vest in IGT an equal share of all representations and warranties that SMI has received or has rights to, from any previous owner or warrantor of any of the Purchased Patents.

3.9	SMI Full Disclosure. SMI and IGT shall make reasonable attempts, within twenty (20) days of the Effective Date, to enter into a Commonality of Interest protective agreement, such agreement being for the purpose of [...***...] and [...***...] relating to the [...***...]. Subject to the terms of such and agreement, SMI shall, within ninety (90) days of the Effective Date, provide to IGT [...***...] relating to the [...***...] and/or [...***...] related to the [...***...], without any [...***...] by SMI.

***Confidential Treatment Requested

4.0	Covenant Not To Sue

4.1	Covenant Not to Sue on Alcorn Patents. IGT on its own behalf, and on behalf of any heirs, assigns, successors, affiliates and acquirers (“Successors”), hereby agrees that neither it nor its Successors will assert any claim of patent infringement (including direct infringement, contributory infringement, and inducing infringement) of the Alcorn Patents against SMI, its officers, directors, employees, agents, customers or Successors (either of SMI or its multi-station product line), arising out of SMI’s (or any of SMI’s customers or SMI’s Successor’s), making, having made, using, selling or offering to sell any [...***...] on a [...***...], provided the [...***...]: (a) has [...***...]; (b) has no [...***...] but no [...***...] per a [...***...], and each [...***...] is only [...***...] to [...***...] on and [...***...] in association with a [...***...] that is [...***...] or common to the [...***...]; (c) is designed to [...***...] or [...***...] a [...***...], limited to [...***...]; (d) is not [...***...] in any manner to [...***...] with any [...***...] from the [...***...] for purposes of [...***...] and/or [...***...] and/or [...***...] in any manner; (e) is not used with, and/or is not [...***...] to [...***...] with, any [...***...]; and (f) is not operable to be played by, or wagered upon by, any [...***...] not [...***...] at an associated [...***...]. The term of this Covenant Not to Sue shall commence upon the Effective Date and continue until [...***...]. Except as otherwise provided herein, SMI will not assign, transfer convey or grant any right, title or interest in or to this Section 4.1 to any third party without the express, advance, written consent of IGT, which consent may be granted, withheld or conditioned at IGT’s sole and absolute discretion. Further, any and all [...***...] and any device(s) [...***...] is not contemplated nor deemed to be included within the scope of this Section 4.1.

5.0	IGT Payments.

5.1	Consideration. In consideration for an equal and undivided joint ownership interest in the ENPAT, Schubert and Fishbine Patents, the reimbursement of the Mindplay Litigation Costs, and the SMI Covenant, IGT shall pay to SMI the sum of Ten Million, Five Hundred and Ten Thousand Dollars ($10.510 million) (the “First Payment”), which sum shall be due to SMI upon execution of this Agreement and payable within ten (10) days, and in addition, the Future Payment shall be either paid or not paid, as set forth in Section 5.4.

5.2	Nonrefundability. The First Payment shall be non-refundable, and if and once made, the Future Payment shall be non-refundable.

5.3	Continuing Litigation. For the [...***...] Litigation, the [...***...] for [...***...] (from the law firm of [...***...] shall be retained unless dismissed by [...***...], at [...***...]. [...***...] shall [...***...] the [...***...] of such continuing litigation. [...***...] agrees that the [...***...] from the law firm of [...***...] shall, and have agreed to, [...***...] for all existing litigation with respect to the [...***...], subject to [...***...] by [...***...] of [...***...]. Subject to the terms and conditions of Section 8.4, beginning as of [...***...], and for only the claims pending before the court in the [...***...] Litigation on [...***...], excluding the [...***...] shall [...***...] in all [...***...], including all [...***...]. If [...***...] or [...***...] are [...***...], in [...***...] or in [...***...], any [...***...] or other [...***...] as a result of the lawsuit, [...***...].

5.4	Future Payment. IGT may, at IGT’s sole discretion, pay to SMI the sum of Four Million, Eight Hundred and Seventy-five Thousand Dollars ($4.875 million) (the

***Confidential Treatment Requested

“Future Payment”), which sum will be paid on or by June 29, 2007. IGT may elect to make the Future Payment on or prior to June 29, 2007. If IGT does not make the Future Payment on June 29, 2007, then SMI shall give IGT written notice thereof and IGT shall have twenty (20) additional business days to make the Future Payment. If the Future Payment is not made within said twenty (20) additional business day period, then: (a) IGT’s entire ownership interest, including the rights afforded per said ownership interest as identified in Section 3.2 in the ENPAT Patents shall immediately revert to SMI; (b) SMI shall not owe IGT for any Royalties that accrue from the ENPAT Patents after June 29,2007; (c) the SMI Covenant provision of the Three-Party Agreement as contained in Sections 6(b)(i) and 6(b)(ii) thereof shall be immediately severed from the Three-Party Agreement and such severed Sections shall be of no further force or effect; and (d) IGT shall have no further obligations and liabilities, as conveyed in this Agreement, relating to the ENPAT Patents. All other terms of this Agreement and the Three-Party Agreement shall survive this Section 5.4, including but not limited to all Scope of Product and other Covenant provisions, ownership interests in the Fishbine and Schubert Patents and [...***...].

6.0	SMI Payments.

6.1	IGT Share of SMI Royalties. Subject to Section 5.4 and except as provided in Section 6.2 hereof, SMI will pay IGT an amount equal to 50% of any and all fees or royalties actually received by SMI from the licensing of the Purchased Patents to any third party or from otherwise permitting any third party to use the Purchased Patents, including all licenses and permitted uses existing as of the Effective Date (the “Royalties”).

6.2	IGT Share of Royalties from PGIC. Pursuant to and in accordance with Section 7(d) of the Three-Party Agreement, for any additional license scope granted by IGT and/or SMI to PGIC to any of the Purchased Patents, IGT shall receive [...***...]% of all Royalties collected, regardless of whether collected by IGT or SMI.

6.3	Payment Terms. The Royalties for each quarter during the Term shall be paid to IGT within 30days of the end of such quarter during which the corresponding fees, royalties or other consideration was actually received by SMI, in United States dollars, without deductions for taxes, assessments, fees, or charges of any kind.

6.4	Royalty Reports. Along with each such payment of Royalties to IGT, SMI shall include the report received from each licensee describing the circumstances from which such Royalties were derived, which report shall include, without limitation, (a) an accounting of all fees, royalties or other consideration derived from the licensing of the Purchased Patents to third parties or from otherwise permitting third parties to use the Purchased Patents, (b) the calculation of Royalties thereon, (c) identification of the particular Purchased Patents under license, (d) the names and addresses of all licensees of the Purchased Patents.

6.5	Records. SMI shall keep true and accurate books of its account containing all particulars that may be necessary for the purpose of verifying the accuracy of the Royalties payable and paid to IGT hereunder. Such books and the supporting data shall be open at all reasonable times for five years following the end of the calendar year to which they pertain, to inspection by IGT and/or an accountant employed by

***Confidential Treatment Requested

IGT for the purpose of verifying SMI’s Royalty obligations or other SMI obligations under this Agreement. The costs of such inspection shall be borne by IGT unless the amounts paid by SMI, pursuant to the royalty reports and amounts received from the licensees, are determined to be less than 95% of the amount payable under this Agreement in any consecutive six-month period, in which case SMI shall immediately pay to IGT the amount of such underpayment, plus interest at the maximum legal rate allowable, and shall be responsible for payment of IGT’s reasonable costs of such inspection.

6.6	Collection Efforts. SMI shall use commercially reasonable efforts to collect all fees, royalties or other consideration due to SMI derived from the licensing of the Purchased Patents to third parties or from otherwise permitting third parties to use the Purchased Patents. Any third party collection expenses, fees or costs incurred by SMI under this Section 6.6 shall be borne equally by SMI and IGT, and IGT shall properly reimburse SMI for its share of such third party expenses, fees or costs.

7.0	SMI Restrictive Covenant.

7.1	SMI Restrictive Covenant. Prior to the expiration or termination of the Three-Party Agreement, and subject to a potentially shortened period as set forth in Sections 5.4 and 7.2 of this Agreement, or in the Three-Party Agreement, SMI will not make, have made, use, offer for sale, sell, import, export or otherwise commercially exploit any systems, products or services covered by any of the Purchased Patents except pursuant to the Three-Party Agreement, provided however, that there shall be no restrictions of any kind on SMI’s rights to confidentially and internally develop any products, whether or not covered by the Third Party Agreement.

7.2	Potential Modification of Restrictive Covenant. Notwithstanding the foregoing, if after five (5) years from the Effective Date, PGIC/IGT have not installed at least 5,000 tables with automated chip tracking technology, then SMI may request that IGT release SMI from the requirements of Section 7.1. Upon such request, IGT will negotiate with SMI, in good faith, the terms and conditions that would be acceptable for said release, and IGT shall warrant and indemnify PGIC’s consent necessary to carry such a release.

8.0	Protection of Purchased Patents.

8.1	Patent Prosecution and Maintenance. Within 30 days of the Effective Date, SMI shall (a) deliver to IGT a copy of all of its correspondence with the USPTO or other relevant patent office relating to the Purchased Patents, along with all associated files and notes, retaining a copy of the same for itself, and (b) instruct such offices to update the attorney of record to include such attorney as IGT may specify. Thereafter, [...***...] shall (a) maintain all issued Purchased Patents except for the [...***...]; (b) prosecute all unissued Purchased Patents except for the [...***...]; (c) upon the request of [...***...], provide [...***...] with all correspondence with the USPTO or other relevant patent office relating to the prosecution and maintenance of all Purchased Patents; and (d) use commercially reasonable efforts to consult with [...***...] with regard to all filings or other prosecution or maintenance of the Purchased Patents. To the extent there is a disagreement between [...***...] regarding the appropriateness of a filing, which is brought to [...***...] attention prior to the

***Confidential Treatment Requested

filing, [...***...] shall be [...***...] on the [...***...], [...***...], and [...***...]. [...***...] shall [...***...] in the [...***...] of such prosecution and maintenance, and shall [...***...] have a duty to reasonably cooperate in such prosecution. [...***...] shall bill [...***...] for its share of such third party expenses, and [...***...] shall pay such bills within 30 days of receipt. If and when the [...***...] is made in accordance with [...***...], [...***...] shall, at its sole discretion, maintain all issued [...***...] and prosecute all unissued [...***...].

8.2	Patent Disclosures. Throughout the term of this Agreement, each party shall promptly, but in no event later than 30 days after receipt of notice thereof, notify the other party (a) of any nullity actions, oppositions, reexaminations or declaratory judgment actions of which it is aware alleging the invalidity or unenforceability of any Purchased Patents; (b) if it reasonably believes that the Purchased Patents are being infringed by a third party; or (c) of any [...***...] of which such party is aware that could reasonably be expected to [...***...] as permitted under this Agreement [...***...] to such [...***...].

8.3	Enforcement of Purchased Patents. Subject to applicable law, each party shall have the right to enforce and bring suit against infringers of the Purchased Patents in accordance with this Section 8.3. Neither party may bring suit against any infringer of the Purchased Patents without first notifying the other of such infringement and consulting with the other regarding any potential litigation. Until such time that [...***...] shall not have the authority to bring suit against any infringer of the [...***...] unless receiving prior approval from [...***...], provided that [...***...] makes reasonable efforts in the enforcement of the [...***...]; if [...***...] does not make such reasonable efforts, then [...***...] shall have the authority to bring such suit. After such consultation and/or approval, either party may commence litigation against the infringer or infringers which were the subject of such notice and consultation. The party commencing the litigation shall give the other party prompt notice of the commencement of any such litigation and the date of first service of a complaint, and the other party may voluntarily join such litigation by providing the party commencing the litigation with notice of such election. Whether or not the other party elects to voluntarily join such litigation, such other party shall cooperate at the expense of the party commencing the litigation in every reasonable way with the party commencing the litigation with respect to such litigation. The party commencing such litigation shall control such litigation, except where the other party has voluntarily joined such litigation, in which case the parties shall jointly make all decisions regarding such litigation. In the event of such voluntary joining, IGT and SMI shall [...***...], including without limitation, [...***...]; and [...***...] shall [...***...]

8.4	Settlement of Any Litigation If one of IGT or SMI wants to accept a settlement offer (which offer must be [...***...] unless otherwise agreed by mutual agreement of IGT and SMI), and the other party does not, then the party wanting to accept the settlement shall [...***...]; and the non-accepting party shall [...***...] and be [...***...]. Further the non-accepting party must [...***...] and [...***...]. If [...***...] wants to opt out of a litigation after voluntarily joining such litigation, without respect to a settlement offer, such opt out will be subject to [...***...]

***Confidential Treatment Requested

8.5	Marking. Each party agrees to mark all products sold or placed into the field with the patent numbers of any Purchased Patents which cover such products.

8.6	Confidential Information. With respect to all technology related to optical or RFID chip reading and that is within the Scope of Product in the Three-Party Agreement, and that is a trade secret of a party, or that has been generally held in confidence by such party prior to the Effective Date, such party shall continue to hold such information in confidence, and shall not disclose such information to any person except as expressly permitted herein, unless required by law or otherwise legally compelled to disclose such information; provided, however, that to the extent that such party may become so legally compelled, then such party may disclose such information only if it shall first have used reasonable efforts to obtain, and, if practicable, shall have afforded the other party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed. This Section 8.6 and any confidentiality obligations herein shall not apply when any patents related to optical or RFID chip reading are published by the U.S.P.T.O.

9.0	Warranties; Disclaimers; Liability Limitations.

9.1	General Representations and Warranties. Each party represents and warrants to the other as follows: (a) it is a valid and existing corporation and in good standing under the laws of the state of its incorporation; (b) it has the corporate power and authority required to carry on its activities as they are now conducted; (c) it has the has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement; (d) all corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken; (e) no consent, approval, authorization or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of such party in connection with the valid execution and delivery of this Agreement or the performance by such party of any of its obligations hereunder; and (f) the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

9.2	SMI Intellectual Property Representations and Warranties. SMI hereby makes the following representations and warranties to IGT, in each case, as of the Effective Date. Except, as applicable, for: i) the [...***...] to the [...***...] to [...***...], copies of which agreements [...***...] acknowledges receipt; ii) the [...***...]; and iii) the [...***...]; (a) SMI has all rights necessary to grant the assignment of rights in the Purchased Patents granted to IGT hereunder; (b) SMI has not granted to any other person or entity any rights, licenses or privileges in the Purchased Patents that would conflict with the rights granted to IGT hereunder; (c) SMI is not a party to any agreements which would require any third-party consents, waivers or authorizations needed for SMI to grant the assignment of rights in the Purchased Patents in accordance with the terms of this Agreement; (d) assuming that [...***...], and [...***...], SMI has no actual knowledge, without any duty of inquiry or investigation

***Confidential Treatment Requested

that, the [...***...]; (e) the Purchased Patents are not, as of the Effective Date, subject to any lien or other encumbrance, and excluding any preexisting licenses and the claims referenced in 8.2(d); (f) [...***...] and the [...***...] and [...***...] involving the [...***...], there are no [...***...] of any [...***...] or to SMI’s actual knowledge, and without any duty of inquiry or investigation, any [...***...]; and (g) SMI will not unilaterally impair or otherwise adversely affect the rights of IGT in any of the Purchased Patents, other than what may result from any approval, denial of approval, decision, joint action or joint omission by IGT and SMI.

9.3	IGT Intellectual Property Representations and Warranties IGT hereby makes the following representations and warranties to SMI, in each case, as of the Effective Date: (a) IGT has all rights necessary to grant the Covenant Not to Sue in the Alcorn Patents granted to SMI hereunder; (b) IGT has not granted to any other person or entity any rights, licenses or privileges in the Alcorn Patents that would conflict with the rights granted to SMI hereunder; (c) IGT is not a party to any agreements which would require any third-party consents, waivers or authorizations needed for IGT to grant a Covenant Not to Sue in the Alcorn Patents in accordance with the terms of this Agreement; and (d) the Alcorn patents are not, as of the Effective Date, subject to any lien or other encumbrance that would materially adversely affect the rights granted to the Alcorn Patents to SMI hereunder.

9.4	Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER WITH REGARD TO ANY PRODUCTS, SERVICES OR INTELLECTUAL PROPERTY RIGHTS LICENSED, PURCHASED, DELIVERED OR PERFORMED HEREUNDER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NON-INFRINGEMENT.

9.5	Limitations on Liability. Neither party shall be liable to the other for any consequential or incidental damages arising out of any breach of this Agreement or any claims relating thereto.

10.0	Indemnification.

10.1	Indemnification Obligations. Each party (the “Indemnifying Party”) shall indemnify, defend and hold the other party and its officers, directors, employees and agents (the “Indemnified Party”) harmless from any and all damages, costs and expenses arising from any third party claims, threats, proceedings or suits (“Third Party Claims”) to the extent such Third Party Claims arise from or relate to the Indemnifying Party’s breach of any representation, warranty or covenant hereunder.

10.2	Indemnification Procedures. Upon receiving notice of any Third Party Claim covered by Section 10.1, the Indemnified Party shall notify the Indemnifying Party promptly; provided, however, that the right of indemnification hereunder shall not be adversely affected by a failure to give such notice, unless and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may assume control of the defense of any such claim; provided, however, that the Indemnified Party may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal

***Confidential Treatment Requested

arising therefrom. The Indemnifying Party shall not settle any such claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement is solely for monetary damages for which the Indemnified Party is fully indemnified under this Agreement. If the Indemnifying Party does not assume full control over the defense of a claim pursuant to this Section 10.2, then the Indemnifying Party may participate in such investigation, defense or trial, solely at its cost and expense, and the Indemnified Party shall have the right to defend or settle such claim in such manner as the Indemnified Party deems appropriate, solely at the cost and expense of the Indemnifying Party.

11.0	General Terms and Conditions.

11.1	Notices. Wherever under this Agreement one party is required or permitted to give written notice to the other, such notice will be deemed given if made in writing and delivered either by hand, by a recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a recognized overnight delivery service (with charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two days of facsimile transmission), addressed to each party as follows:

If to SMI, such notices shall be delivered to:

Legal Department

Attention: Jerry Smith Senior

Vice President and General Counsel

Shuffle Master, Inc.

1106 Palms Airport Drive

Las Vegas, Nevada 89119

with copies to:

Paul Meyer, President and Chief Operating Officer

Rich Baldwin, Senior Vice President and Chief Financial Officer

Shuffle Master, Inc.

1106 Palms Airport Drive

Las Vegas, Nevada 89119

If to IGT, such notices shall be delivered to:

Legal Department

Ken Creighton

IGT

9295 Prototype Drive

Reno, NV 89511

with copies to:

Rich Pennington

E.V.P., Corporate Strategy

IGT

9295 Prototype Drive

Reno, NV 89511

and

Mark Hettinger

Director, Corporate Strategy

IGT

9295 Prototype Drive

Reno, NV 89511

or such other address as any such party may designate in writing, and delivered to the other parties hereto pursuant to this Section 11.1.

11.2	Relationship of the Parties. The parties will remain at all times independent contractors. In all matters relating to this Agreement, each party hereto will be solely responsible for the acts of its employees and agents, and employees or agents of one party shall not be considered employees or agents of the other party. No party will have any right, power or authority to create any obligation, express or implied, on behalf of any other party nor shall either party act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the parties or persons referred to herein.

11.3	No Third Party Beneficiary. Except as set forth herein, this Agreement will not confer any rights or remedies on any person other than the parties hereto and their respective successors and permitted assigns.

11.4	Integration. This Agreement contains the entire understanding of the parties with regard to the subject matter contained herein and thereon, and supersedes all prior agreements or understandings of the parties with respect to the subject matter of this Agreement.

11.5	Modification; Waiver. No alleged waiver, modification or amendment to this Agreement shall be effective against either party hereto, unless in writing, signed by the party against which such waiver, modification or amendment is asserted. The failure or delay of either party to insist upon the other party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof.

11.6

Severability. If any provision of this Agreement, or the application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will in no way be effected, impaired or invalidated, and to the extent permitted by applicable law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.

11.7	Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which can be withheld in such party’s sole discretion. Any merger, consolidation, or sale of all or substantially all of the assets of either party, or any other transaction in which more than fifty percent (50%) of the voting securities of either party is transferred, shall be deemed an assignment of this Agreement by such party for the purposes of this Section 11.7. Any purported transfer or assignment in violation of this Section 11.7 shall be void.

11.8	Successors and Assigns. This Agreement inures to the benefit of, and is binding upon, the permitted successors and permitted assigns of the parties.

11.9	Terms of Agreement. Both SMI and IGT agree that this Agreement and its provisions shall remain confidential, protected as confidential information, and shall only be distributed to those persons within SMI and IGT that have a need to know, subject to any disclosure required by law or regulation to the SEC, Department of Justice, any gaming regulatory entity or any court or tribunal of competent jurisdiction. Notwithstanding the foregoing, either party shall have the right to disclose the terms of this Agreement to its attorneys, accountants, actual and potential sources of financing, and potential acquirers, under appropriate non-disclosure agreements or duties.

11.10	Surviving Provisions. The following provisions of this Agreement shall survive any expiration of this Agreement for a period of six years: Sections 8.2(b), 8.4 8.5, 9, 10 and 11.

11.11	Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada without giving effect to applicable conflict of laws provisions.

11.12	Jurisdiction. Subject to Section 11.13, with respect to any litigation arising out of or relating to this Agreement, each party agrees that it shall be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in the State of Nevada.

11.13	Mediation. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall first be addressed by the CEO’s of the parties upon the request of either party. If such officers cannot settle the matter to the parties’ mutual satisfaction with 15 days, then either party may request mediation of such dispute, with a mediator mutually agreed upon by the parties, and the other party shall cooperate in good faith with such mediation.

11.14

Equitable Relief. The parties agree that a breach of this Agreement may cause irreparable harm to the non-breaching party, and the non-breaching party will be entitled to seek injunctive or other equitable relief to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which the non-breaching party may be entitled, at law, in equity or otherwise.

11.15	Counterparts. This Agreement may be executed in one or more counterparts (and by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

11.16	Attorney’s Fees. With respect to any dispute, litigation, arbitration or proceeding instituted by a party to collect any monies alleged to be due it against the other party, or to otherwise enforce the terms of this Agreement, the prevailing party shall also be entitled to recover its attorney’s fees and litigation costs and expenses, in addition to any other remedies obtained by it.

11.17	Affiliate or Subsidiary Responsibility. Shuffle Master, Inc. shall be responsible for all acts of any affiliate or wholly-owned subsidiary of Shuffle Master, Inc. in connection with this Agreement, and any breach of this Agreement by any SMI entity shall be deemed a breach by Shuffle Master, Inc. IGT shall be responsible for all acts of any affiliate or wholly-owned subsidiary of IGT in connection with this Agreement, and any breach of this Agreement by any IGT entity shall be deemed a breach by IGT.

Both SMI and IGT, by their duly authorized signatures below, agree to this Agreement and all of the terms and conditions herein.

IGT		SHUFFLE MASTER, INC.

Signed:		Signed:

Printed Name:	Rich Pennington	Printed Name:	Paul Meyer
Title:	EVP Corporate Strategy	Title:	President and COO

Exhibit A

Referenced Patents

1. ENPAT Patents and Patent Applications

U.S. Patent 5,735,742

U.S. Patent 5,651,548

2. Schubert Patents and Patent Applications

U.S. Patent 6,313,871

U.S. Application No. 10/703,029

3. Fishbine Patents

U.S. Patent 5,781,647

U.S. Patent 6,532,297

U.S. Application No. 10/385,150

U.S. Application No. 11/072,173

4. Alcorn Patents

U.S. Patent 5,643,086

U.S. Patent 6,106,396

U.S. Patent 6,147,522

U.S. Patent 6,620,047

U.S. Application No. 10/601,465

U.S. Application No. 10/292,154

EXHIBIT B

NON-EXCLUSIVE PATENT LICENSE

Effective on the date of last signature hereto, MIKOHN GAMING CORPORATION, a Nevada corporation doing business as Progressive Gaming International Corporation, its Affiliates and each of its wholly owned subsidiaries, (“PGIC”) with a primary business address of 920 Pilot Road, Las Vegas, Nevada 89119, SHUFFLE MASTER, INC., a Minnesota corporation, its affiliates and each of its wholly owned subsidiaries (“SMI”) located at 1106 Palms Airport Drive, Las Vegas, Nevada 89119-3730 and IGT, its affiliates and each of its wholly owned subsidiaries, (“IGT”) located at 9295 Prototype Drive, Reno, Nevada 89510 (“IGT”), agree as follows:

ARTICLE I

BACKGROUND

1.01 IGT and SMI (jointly, “LICENSORS”) are co-owners of United States patent number 5,735,742 and United States patent number 5,651,548.

1.02 SMI, as successor in interest to Enpat, Inc. (“ENPAT”), has granted an exclusive field of use license under the patents to Bourgogne et Grasset (“Bourgogne”) for CHIPS and READERS, specifically excluding any rights to GAMING TABLES, pursuant to that certain Patent License Agreement, as amended, dated October 25, 2001, between ENPAT and Bourgogne (the “GPI LICENSE AGREEMENT”).

1.03 SMI, as successor in interest to Enpat, Inc. (“ENPAT”), has granted a non-exclusive field of use license under the patents to PGIC for GAMING TABLES, pursuant to that certain Non-Exclusive Gaming Table License, effective March 11, 2002, between ENPAT and PGIC (the “GAMING TABLE LICENSE AGREEMENT”).

1.04 IGT, SMI and PGIC are parties to that certain Sales, Marketing, Distribution And Product Integration Agreement, effective June 6, 2005, which contemplates using complementary capabilities, technologies, and resources of the three parties (the “THREE-PARTY AGREEMENT”).

1.05 PGIC wishes to acquire certain additional, non-exclusive rights under United States patent number 5,735,742 and United States patent number 5,651,548.

1.06 IGT and SMI are willing to grant said rights to PGIC and its Affiliates subject to the following terms and conditions.

ARTICLE II

DEFINITIONS

2.00 Terms in this Agreement have the meanings established for such terms in the succeeding Sections of this Article. Terms defined in the singular include the plural usage.

2.01 “Affiliate” as used herein in connection with PGIC, means any entity in which PGIC now or hereafter, and for so long as, has a direct or indirect ownership interest exceeding fifty percent (50%), or which PGIC controls, including entities which now or hereafter have such ownership or control of PGIC. Included are entities which control, are controlled by, or are under common control with PGIC. The term “control” means possession of the powers to direct or cause the direction of the management or policies of an entity, whether through ownership of equity participation, voting securities or beneficial interests, by contract, by agreement, or otherwise.

2.02 CHIPS shall have the meaning established in the GPI LICENSE AGREEMENT.

2.03 READER shall have the meaning established in the GPI LICENSE AGREEMENT.

2.04 GAMING TABLE shall have the meaning established in the GAMING TABLE LICENSE AGREEMENT.

2.05 PGIC SCOPE OF PRODUCT shall have the meaning established in the THREE-PARTY AGREEMENT.

2.06 EXCLUDED PRODUCTS means CHIPS and READERS.

2.07 PREVIOUSLY LICENSED PRODUCTS means GAMING TABLES.

2.08 RECURRING FEES means regular fees charged by PGIC to purchasers of GAMING TABLES including, without limitation, fees charged for ongoing technical support, or license fees.

2.09 LICENSED PATENTS means all rights owned or held by LICENSORS under United States patent number 5,735,742 for Gaming Table Tracking System and Method, issued 4/7/96, and United States patent number 5,651,548 for Gaming Chips with Electronic Circuits Scanned by Antennas in Gaming Chips Placement Areas for Tracking the Movement of Gaming Chips within a Casino Apparatus and Method, issued 7/29/97, (“Reference Patents”) together with, (a) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts thereof (“Derived Patents”); (b) any patents which issue from or claim a priority date to the Reference Patents or the Derived Patents (“Daughter Patents”); (c) any and all patents, patent applications or provisional applications from which the Reference Patents, the Derived Patents or the Daughter Patents claim priority directly or through another patent or patent applications (“Grandparent/Parent Patents or Applications”); (d) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Grandparent/Parent Patents or Applications; (e) any patents which issue from or claim a priority date to the Grandparent/Parent Patents or Applications (“Sister Patents or Applications”); (f) any and all reissues, reexaminations, continuations, continuations-in-part, divisionals, and foreign counterparts of the Sister Patents or Applications; and (g) any patents which issue from or claim a priority to the Sister Patents or Applications.

2.10 LICENSED PRODUCTS means products, processes and methods in the PGIC SCOPE OF PRODUCT but specifically excludes the EXCLUDED PRODUCTS and the PREVIOUSLY LICENSED PRODUCTS.

2.11 NET SALES PRICE means PGIC’s invoice price, F.O.B. factory, after deduction of regular trade and quantity discounts, but before deduction of any other item including, but not limited to, freight allowances, cash discounts, and agents’ commissions.

2.12 THREE PARTY AGREEMENT means that certain Product Development and Integration Agreement, effective as of June 13, 2005, by and among PGIC, SMI and IGT.

ARTICLE III

NON-EXCLUSIVE LICENSE GRANT

3.00 LICENSORS, warranting that they have the right to do so, and subject to the applicable terms of the THREE PARTY AGREEMENT and the GPI LICENSE AGREEMENT, grant PGIC under the LICENSED PATENTS, for the Term (as defined below), a non-exclusive license to make, have made, use, import, export, offer to sell, sell and have sold LICENSED PRODUCTS throughout the world, together with the right to extend to purchasers the non-exclusive right to use LICENSED PRODUCTS. Any termination of this license does not affect any products already under lease or sale to a customer, which products shall remain licensed until removed.

ARTICLE IV

REPORTS AND PAYMENTS

In consideration of the rights and immunities granted hereunder, PGIC agrees to pay to LICENSORS as follows:

4.01 PGIC will pay LICENSORS [...***...] of the [...***...] including [...***...] for each LICENSED PRODUCT that PGIC manufactures, leases or sells, and if applicable, [...***...] that PGIC manufactures, leases or sells.

4.02 PGIC will make written reports to LICENSORS quarterly within thirty (30) days after the first days of each January, April, July, and October through and including May 2015 and as of such dates, stating in each such report the number and description of LICENSED PRODUCTS on which payments are due as set forth in this Article IV. The first such report under this Section 4.02 will be due within thirty (30) days after the first day of July 2005

4.03 Concurrently with the making of each report set forth in Section 4.04 supra, PGIC will pay to LICENSORS all payments required by this Article IV. LICENSED PRODUCTS shall be considered sold when billed out.

4.04 PGIC shall keep true and accurate books of account containing all particulars that may be necessary for the purpose of verifying the accuracy of the payments required by this Article IV payable and paid to LICENSORS hereunder. Such books and the supporting data shall be open at all reasonable times for five years following the end of the calendar year to which they pertain, to inspection by LICENSORS and/or an accountant employed by IGT for the purpose of verifying PGIC’s payment obligations or other PGIC obligations under this Agreement. The

***Confidential Treatment Requested

costs of such inspection shall be borne by LICENSORS unless the amounts paid by PGIC are determined to be less than 95% of the amount payable under this Agreement in any consecutive six-month period, in which case PGIC shall immediately pay to LICENSORS the amount of such underpayment, plus interest at the maximum legal rate allowable, and shall be responsible for payment of LICENSORS reasonable costs of such inspection.

ARTICLE V

LIMITATIONS AND WARRANTIES

Nothing in this Agreement shall be construed as:

5.01 a warranty or representation by any party as to the validity or scope of the LICENSED PATENTS; or

5.02 a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third persons; or

5.03 a requirement that any party shall file any patent application or secure any patent; or

5.04 an obligation to bring or prosecute actions or suits against third parties for infringement of the LICENSED PATENTS; or

5.05 granting by implication, estoppel, or otherwise any licenses or rights under patents other than the LICENSED PATENTS; or

5.06 any agreement or admission by PGIC that the claims of the LICENSED PATENTS are valid or enforceable; or

5.07 a waiver of PGIC’s right to challenge the validity or enforceability of any claim(s) of the LICENSED PATENTS; or

5.08 granting any rights to PGIC under the LICENSED PATENTS to make, have made, use, import, export, offer to sell, sell or have sold EXCLUDED PRODUCTS or PREVIOUSLY LICENSED PRODUCTS.

ARTICLE VI

TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

6.01 Any license or release granted by this Agreement by a party in respect to the LICENSED PATENTS shall be binding on any successor of the party in ownership or control of the LICENSED PATENTS.

6.02 The obligation of PGIC to make reports, make payments, and maintain records in respect to any subsisting license under this Agreement shall run in favor of any person or legal entity that is a successor or assignee of SMI or IGT in respect to SMI’s or IGT’s benefits under this Agreement.

6.03 The license received by any party under this Agreement shall pass to any assigns for the benefit of creditors of the licensed party, and to any receiver of its assets, or to any person or corporation or other entity succeeding to substantially its entire business as a result of sale, consolidation, reorganization or otherwise, provided such assignee, receiver, person, or legal entity shall, without delay, accept in writing the provisions of this Agreement and agree to become in all respects bound thereby in the place and state of the licensed party, but may not otherwise be transferred without the written consent of LICENSORS, which consent will not be unreasonably withheld.

ARTICLE VII

TERM AND TERMINATION

7.01 The word “termination” and cognate words, such as “term” and “terminated” used in this Article VII are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which shall survive any termination to the degree necessary to permit their complete fulfillment or discharge.

a. PGIC’s obligation to maintain records and LICENSORS’ right to conduct a final audit as provided in Section 4.04 of Article IV of this Agreement;

b. LICENSORS’ right to receive or recover and PGIC’s obligation to make payments accrued or accruable for payment at the time of any termination;

c. licenses and releases running in favor of customers or transferees of any party in respect to products sold or transferred by that party prior to termination of this Agreement or of any license arising under this Agreement (subject, in the case of PGIC, to payment of any payments payable in respect to such products); and

d. any cause of action or claim of any party, accrued or to accrue, because of any breach or default by any other party.

7.02 Unless otherwise terminated as provided in Section 7.03 or 7.04 of this Article VII, the term (“Term”) of this Agreement shall run to the earlier of: i) the end of the life of the LICENSED PATENTS or ii) the complete termination of the THREE PARTY AGREEMENT, and shall thereupon terminate.

7.03 PGIC may prospectively terminate this Agreement or its license and concomitant future obligations in respect to the LICENSED PATENTS upon thirty (30) days written notice to LICENSORS. Assertion by PGIC, subsequent to the effective date of this Agreement, of the invalidity of any claim of the LICENSED PATENTS, if coupled with or followed by withholding, notice of intention to withhold, or denial of obligation to make payments otherwise payable under this Agreement in respect to PGIC’s operations under such claim, may, at the option of LICENSORS, be conclusively presumed to constitute PGIC’s termination, as of the earliest provable date of such withholding, notice, or denial, of its license in respect to such claim and of its obligation under this Agreement for payments in respect to PGIC’s future operation under this claim (but not under any other claims).

7.04 With respect to acts of PGIC other than those set forth in Section 7.03 of this Article VII, LICENSORS may terminate this Agreement at any time in the event of a default by PGIC in the due observance of performance of any material covenant, condition, or limitation of this Agreement required to be performed by PGIC, but only if PGIC shall not have remedied its default within ninety (90) days after receipt from LICENSORS of written notice of such default.

ARTICLE VIII

SUBLICENSE RIGHTS

8.00 PGIC shall have no right under the LICENSED PATENTS to grant sublicenses for LICENSED PRODUCTS to others.

ARTICLE IX

PATENT MARKING

9.00 PGIC shall mark all products sold or otherwise disposed of by it under the license granted in this Agreement as follows:

The legend “U.S. Patents 5,651,548 and 5,735,742. Manufactured under license from SHUFFLE MASTER, INC. and IGT” shall be placed on all apparatus, manuals or documentation pertaining to LICENSED PRODUCTS.

ARTICLE X

NOTICES, APPLICABLE LAW, ARBITRATION

10.01 Any notice, report, or payment provided for in this Agreement shall be deemed sufficiently given when sent by certified or registered mail addressed to the party for whom intended at the address given below or at such changed address as the party shall have specified by written notice.

PGIC:	Mikohn Gaming Corporation
920 Pilot Road
Las Vegas, Nevada 89119
Attn: General Counsel
Cc: CFO

SMI:	Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, Nevada 89119-3730
Attn: General Counsel
Cc: CFO

IGT:	IGT
9295 Prototype Drive
Reno, Nevada 89510
Attn: General Counsel
Cc: CFO

10.02 This Agreement shall be construed, interpreted, and applied in accordance with the substantive laws of the State of Nevada.

10.03 In the event of any controversy or claim arising under this Agreement, the parties agree to use their best efforts to resolve the same to their mutual satisfaction through reasonable negotiations, for a period of ninety (90) days before seeking other redress.

10.04 This instrument contains the entire and only Agreement between the parties and supersedes all preexisting Agreements between them respecting its subject matter. Any representation, promise, or condition in connection with such subject matter that is not incorporated in this Agreement shall not be binding on either party. No modification, renewal, extension, waiver, or (except as provided in Article VII hereof) termination of this Agreement or any of its provisions shall be binding on the party against whom enforcement of such modification, renewal, extension, waiver, or termination is sought, unless made in writing and signed on behalf of such party by an individual having the authority to bind the party. As used herein the word termination includes any and all means of bringing to an end, prior to the expiration by its own terms, this Agreement, or any provision thereof, whether by release, discharge, abandonment, or otherwise.

IN WITNESS HEREOF, each of the parties has caused this Agreement to be executed and duly sealed in duplicate originals by its duly authorized representative.

IGT

By:	Date	Attest
Name:
Title

Shuffle Master, Inc.

By:	Date	Attest
Name:
Title

Mikohn Gaming Corporation

By:	Date	Attest
Name:
Title